EXHIBIT 99.2

Q3 2025 speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q3 2025.

I would like to discuss our Company condition and our product lines first along with what we think might occur in Q4 2025 and Q1 2026. I will comment on our financials in the second part of the speech.

NanoChem division: NCS represents the majority of FSI’s revenue. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. In 2022, NCS started food grade operations.

TPA is used in agriculture to significantly increase crop yield. It acts by allowing the fertilizer to remain available longer for the plants to use.

TPA is a biodegradable way of treating oilfield water to prevent scale and keep oil recovery pipes from clogging.

TPA is also sold as a biodegradable ingredient in cleaning products, and as a water treatment chemical.

A special version of TPA is sold as a wine stability aid in our food division.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

Food products: Our IL plant is FDA and SQF certified. We have commercialized two food products. The first was our wine additive, based on polyaspartates, that was developed in house.

In August we announced our second major food grade contract of 2025, our third overall. As noted in the news release, it is a 5-year contract with protection from tariffs and inflation. It has a minimum revenue of 6.5 MM per year and a maximum, if the customer requests it, of greater than $25 MM per year.

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The August contract has reached full production, is running 24 hours per day and is now our second food grade product after the wine product. We are reviewing methods of increasing production quickly if the customer requests it. Production began in very late Q3 after all set up and new employee training was completed. The first shipment and first invoicing was in very early Q4. Revenue has already reached more than $1 million.

Production will utilize equipment we have been buying and installing over the last 2 years but had no customer for. Therefore, very little CAPEX will be needed to reach $13 - $15 MM per year in sales and mild CAPEX in the 2-3 million range to reach $25 million.

In January, we announced another, larger, food grade contract. In order to achieve the objectives of that contract, there are certain actions that must be completed. For example, we need to install new, specialized equipment capable of manufacturing the product.

In addition, we needed to install a new clean room because our current clean rooms are not suitable for the processes.

There have been CAPEX and expenses associated with our efforts to earn the January contract business because our food grade improvements over the last 2.5 years did not anticipate this new product category. We estimated additional CAPEX of approximately $4 million for equipment and plant improvements combined. Most of the CAPEX and expenses have been deployed already and the remainder will be spent in Q4. We have substantial cash on hand in our US subsidiaries and access to an LOC. There will be no equity financing needed.

CAPEX involving equipment and improvements requires lead time for delivery and installation time prior to testing leading, hopefully, to purchase orders for production. These lead times are being reduced as much as we can control and our estimate of the earliest that production could begin is late Q4 or early 2026. After we are satisfied that we can manufacture the product at scale, and assuming that we can still meet our customer’s pricing expectations, we then hope to begin receiving purchase orders. As such, we believe that revenue could begin in Q4 and could reach significant levels by the start of 2026.

Earning these orders and hopefully growing them to the estimated maximum revenues of $30 million plus $25 million per year is the critical goal for the next 4 - 6 quarters. We hope to execute this to the customers’ absolute satisfaction and obtain all their business before taking on additional major projects.

This does not mean that we are not looking for more customers. We are already doing R&D work in certain areas. However, it does mean that several quarters are likely to elapse before other major customers are found.

We would also like to be clear regarding margins in the food division. In order to obtain such large contracts from a very low base and in order to negotiate tariff and inflation protection clauses, we have lower margins than we prefer. We hope to be in the 22-25% range before tax. Future customers will be selected in order to increase our average margins now that we have a base in place.

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ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets. We experienced strong revenue in Q3 which we estimate will continue in Q4. First half of 2026 will likely have higher revenue than first half 2025 followed by strong sales in second half leading to year over year growth.

The Florida LLC investment: The LLC had a small loss in Q3. The Company is focused on international agriculture sales into multiple countries. Its management has advised us that they estimate a return to growth in 2026 which should translate into increased revenue for FSI. International agriculture markets, like the US market, are stressed so we expect the growth rate to be low.

Agricultural products in the US remain under pressure; crop prices are still not increasing at the rate of inflation and extreme uncertainty is present due to tariff changes. Growers are facing a conflict between rising costs and low crop prices, aggravated by political actions. In some cases, sales were lost for the whole season. As a result, we saw weakness in Q3 which we expect to continue in Q4 and on into the start of 2026.

Tariffs: The current tariff on all our imports of raw materials from China into the US is between 30% and 58.5% depending on the material. We will be very careful not to import materials unless destined for US customers who are certain to purchase and are aware that increased tariffs will be added to their invoices. We have not managed our transition to Panama to perfection and have had to import some raw materials into the US in Q3. Some of this tariff cost will be passed to customers, some will qualify for the rebate program and some reduced our Q3 margins.

Panama factory for international sales: We have nearly completed a duplicate agriculture and polymer facility in the Country of Panama that will be capable of producing nearly all the products we sell to international customers. We estimate that first production from this factory could begin in Q4 2025. All of the equipment has arrived, raw material inventory is on hand, leasehold improvements are complete and equipment installation is close to finished. The remaining hurdle is obtaining an occupancy permit from the Panamanian Government which could slow startup. CAPEX and expenses to develop the new plant have been funded by cash flow and retained earnings. There will be no need for debt or equity financing.

Once operational, nearly all of our product for international sales will be made in Panama using raw materials sourced without the US tariffs. There will also be shipping advantages; the new plant is 30 minutes from a port. Inbound raw materials and outbound finished goods will not have to be shipped across the US, to and from IL, for our international customers. Delivery times will be shortened by many days.

Reduced shipping times and no exposure to US tariffs on international sales could allow us to increase sales to existing customers and obtain new customers over the next 2 years. We are already providing quotes for potential Q1 delivery.

Moving most agriculture and polymer production to Panama, frees space at the IL plant so that food grade production in the US can be optimized and expanded substantially as more US customers are found.

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Shipping and Inventory: Shipping prices are stable. Shipping times are reasonable on the routes we use.

Raw material prices are stable but increasing in line with inflation.

Highlights of the financial results:

Sales for the quarter were up 13% compared with 2024; $10.56 MM vs $9.31 MM.

Profits: Q3 2025 recorded a loss of $503 thousand or 4 cents per share compared to a gain of $612 thousand or 5 cents per share in Q3 2024.

Many costs incurred to prepare for the potential new revenue from the food grade contracts announced in January and August negatively affected Q3 profits because they are being expensed as they occur. Some costs for the Panama factory are also being expensed quarter by quarter. This will continue in Q4 for Panama and Q4 for food products but at lower levels.

We have done our best to maintain profitability as we built the new factory and repurposed the existing one for the new revenue streams in food products. Unfortunately, we did not manage it in Q3 and we are uncertain about Q4 because we don’t know exactly when Panama will start or when revenue from the August contract will exceed costs.

In Q1 2026, we expect profits to revert to past levels and increase as our food product revenue grows.

Operating Cash Flow: This non-GAAP number is useful to show our progress especially with non-cash items removed for clarity. For nine-months 2025, it was $4.26 million or 34 cents per share, down from $5.91 million or 47 cents per share in 2024. Cash flow has been reduced by the same costs as noted for profits and is expected to rebound in Q1 2026

Long-term debt: We continue to pay down our long-term debt according to the terms of the loans. The loan we used to buy our ENP division was paid in full in June this year. Our three-year note for equipment will be fully paid in December 2025. This will free up over $2 million in cash flow per year for other purposes.

Working capital is adequate for all our purposes. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital and without resorting to any equity actions.

The text of this speech will be available as an 8K filing on www.sec.gov by Wednesday November 19th. Email copies can be requested from Jason Bloom at Jason@flexiblesolutions.com. Thank you, the floor is open for questions.

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